SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Airbnb, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

009066101

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☐      Rule 13d-1(c)

☒      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 24 Pages

Exhibit Index Contained on Page 22

CUSIP NO. 009066101	13 G	Page 2 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Annex Fund, L.P. (“AH Annex”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,688,206 shares[1], except that AH Equity Partners II, L.L.C. (“AH Equity II”), the general partner of AH Annex, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”), the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
9,688,206 shares[1], except that AH Equity II, the general partner of AH Annex, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	9,688,206
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.7%[2,3]
12	TYPE OF REPORTING PERSON	PN

1 Represents 9,688,206 shares of Class B Common Stock held directly by AH Annex. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 9,688,206 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 9,688,206 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 3 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund II, L.P. (“AH II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,120,709 shares[1], except that AH Equity II, the general partner of AH II, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
9,120,709 shares[1], except that AH Equity II, the general partner of AH II, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	9,120,709
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.3%[2,3]
12	TYPE OF REPORTING PERSON	PN

1 Represents 9,120,709 shares of Class B Common Stock held directly by AH II. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 9,120,709 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A Common Stock is entitled to one vote and each share of Class B common stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 9,120,709 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 4 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund II-A, L.P. (“AH II-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
483,574 shares[1], except that AH Equity II, the general partner of AH II-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
483,574 shares[1], except that AH Equity II, the general partner of AH II-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	483,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%[2,3]
12	TYPE OF REPORTING PERSON	PN

1 Represents 483,574 shares of Class B Common Stock held directly by AH II-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 483,574 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 483,574 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 5 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund II-B, L.P. (“AH II-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
175,235 shares[1], except that AH Equity II, the general partner of AH II-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
175,235 shares[1], except that AH Equity II, the general partner of AH II-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	175,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%[2,3]
12	TYPE OF REPORTING PERSON	PN

1 Represents 175,235 shares of Class B Common Stock held directly by AH II-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 175,235 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 175,235 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 6 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund, L.P. (“AH Parallel”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
235,848 shares[1], except that AH Equity II, the general partner of AH Parallel, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
235,848 shares[1], except that AH Equity II, the general partner of AH Parallel, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	235,848
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%[2,3]
12	TYPE OF REPORTING PERSON	PN

1 Represents 235,848 shares of Class B Common Stock held directly by AH Parallel. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 235,848 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 235,848 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 7 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners II, L.L.C. (“AH Equity II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
19,703,572 shares[1], of which 9,688,206 are directly owned by AH Annex, 9,120,709 are directly owned by AH II, 483,574 are directly owned by AH II-A, 175,235 are directly owned by AH II-B and 235,848 are directly owned by AH Parallel. AH Equity II, the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

19,703,572 shares[1], of which 9,688,206 are directly owned by AH Annex, 9,120,709 are directly owned by AH II, 483,574 are directly owned by AH II-A, 175,235 are directly owned by AH II-B and 235,848 are directly owned by AH Parallel. AH Equity II, the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	19,703,572
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.6%[2,3]
12	TYPE OF REPORTING PERSON	OO

1 Represents 19,703,572 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 19,703,572 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 19,703,572 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 8 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III, L.P. (“AH Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
58,010 shares, except that AH Equity Partners III (Parallel), L.L.C. (“AH Equity Parallel III”), the general partner of AH Parallel III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
58,010 shares, except that AH Equity Parallel III, the general partner of AH Parallel III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	58,010
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person.

CUSIP NO. 009066101	13 G	Page 9 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-A, L.P. (“AH Parallel III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
472 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
472 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	472
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person.

CUSIP NO. 009066101	13 G	Page 10 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-B, L.P. (“AH Parallel III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
674 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
674 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	674
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person.

CUSIP NO. 009066101	13 G	Page 11 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-Q, L.P. (“AH Parallel III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,484 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,484 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,484
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[2]
12	TYPE OF REPORTING PERSON	PN

1 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person.

CUSIP NO. 009066101	13 G	Page 12 of 24 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III (Parallel), L.L.C. (“AH Equity Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
63,640 shares[1], of which 58,010 are directly owned by AH Parallel III, 472 are directly owned by AH Parallel III-A, 674 are directly owned by AH Parallel III-B and 4,484 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

63,640 shares[1], of which 58,010 are directly owned by AH Parallel III, 472 are directly owned by AH Parallel III-A, 674 are directly owned by AH Parallel III-B and 4,484 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	63,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON	OO

1 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person.

CUSIP NO. 009066101	13 G	Page 13 of 24 Pages

1	NAME OF REPORTING PERSONS	Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

19,767,212 shares[1], of which 9,688,206 are directly owned by AH Annex, 9,120,709 are directly owned by AH II, 483,574 are directly owned by AH II-A, 175,235 are directly owned by AH II-B, 235,848 are directly owned by AH Parallel, 58,010 are directly owned by AH Parallel III, 472 are directly owned by AH Parallel III-A, 674 are directly owned by AH Parallel III-B, and 4,484 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH Equity II, the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
		19,767,212 shares[1], of which 9,688,206 are directly owned by AH Annex, 9,120,709 are directly owned by AH II, 483,574 are directly owned by AH II-A, 175,235 are directly owned by AH II-B, 235,848 are directly owned by AH Parallel, 58,010 are directly owned by AH Parallel III, 472 are directly owned by AH Parallel III-A, 674 are directly owned by AH Parallel III-B, and 4,484 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH Equity II, the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	19,767,212
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.6%[2,3]
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 009066101	13 G	Page 14 of 24 Pages

1 Represents (i) 63,640 shares of Class A Common Stock and (ii) 19,703,572 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 19,703,572 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A common stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 19,703,572 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 15 of 24 Pages

1	NAME OF REPORTING PERSONS	Ben Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
6	SHARED VOTING POWER
		19,767,212 shares[1], of which 9,688,206 are directly owned by AH Annex, 9,120,709 are directly owned by AH II, 483,574 are directly owned by AH II-A, 175,235 are directly owned by AH II-B, 235,848 are directly owned by AH Parallel, 58,010 are directly owned by AH Parallel III, 472 are directly owned by AH Parallel III-A, 674 are directly owned by AH Parallel III-B, and 4,484 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH Equity II, the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares.
8	SHARED DISPOSITIVE POWER
		19,767,212 shares[1], of which 9,688,206 are directly owned by AH Annex, 9,120,709 are directly owned by AH II, 483,574 are directly owned by AH II-A, 175,235 are directly owned by AH II-B, 235,848 are directly owned by AH Parallel, 58,010 are directly owned by AH Parallel III, 472 are directly owned by AH Parallel III-A, 674 are directly owned by AH Parallel III-B, and 4,484 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH Equity II, the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	19,767,212
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.6%[2,3]
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 009066101	13 G	Page 16 of 24 Pages

1 Represents (i) 63,640 shares of Class A Common Stock and (ii) 19,703,572 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 115,499,875 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, plus 19,703,572 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2020, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

3 Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes. There were 483,697,162 shares of Class B Common Stock outstanding as of December 31, 2020, as reported by the Issuer to the Reporting Person, including the 19,703,572 shares of Class B Common Stock held by the Reporting Person as set forth in footnote “2” above. The percentage reported does not reflect the twenty for one voting power of the Class B Common Stock because these shares are treated as converted into Class A Common Stock for the purpose of this report.

CUSIP NO. 009066101	13 G	Page 17 of 24 Pages

ITEM 1(A).	NAME OF ISSUER

Airbnb, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

888 Brannan Street

San Francisco, California 94103

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by AH Annex Fund, L.P., a Delaware limited partnership (“AH Annex”), Andreessen Horowitz Fund II, L.P., a Delaware limited partnership (“AH II”), Andreessen Horowitz Fund II-A, L.P., a Delaware limited partnership (“AH II-A”), Andreessen Horowitz Fund II-B, L.P., a Delaware limited partnership (“AH II-B”), AH Parallel Fund, L.P., a Delaware limited partnership (“AH Parallel”), AH Equity Partners II, L.L.C., a Delaware limited liability company (“AH Equity II”), AH Parallel Fund III, L.P., a Delaware limited partnership (“AH Parallel III”), AH Parallel Fund III-A, L.P., a Delaware limited partnership (“AH Parallel III-A”), AH Parallel Fund III-B, L.P., a Delaware limited partnership (“AH Parallel III-B”), AH Parallel Fund III-Q, L.P., a Delaware limited partnership (“AH Parallel III-Q”), AH Equity Partners III (Parallel), L.L.C., a Delaware limited liability company (“AH Equity Parallel III”), Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AH Equity II is the general partner of AH Annex, AH II, AH II-A, AH II-B and AH Parallel and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Annex, AH II, AH II-A, AH II-B and AH Parallel. Andreessen and Horowitz are managing members of AH Equity II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Annex, AH II, AH II-A, AH II-B and AH Parallel.

AH Equity Parallel III is the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q. Andreessen and Horowitz are managing members of AH Equity Parallel III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road

Suite 101

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES

Class A Common Stock, $0.0001 par value

ITEM 2(E)	CUSIP NUMBER

009066101

CUSIP NO. 009066101	13 G	Page 18 of 24 Pages

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Class A Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2020.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of AH Annex, AH II, AH II-A, AH II-B, AH Parallel, AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and the limited liability company agreements of AH Equity II and AH Equity Parallel III, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

CUSIP NO. 009066101	13 G	Page 19 of 24 Pages

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP NO. 009066101	13 G	Page 20 of 24 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2021

AH Annex Fund, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Andreessen Horowitz Fund II, L.P.
Andreessen Horowitz Fund II-A, L.P.
Andreessen Horowitz Fund II-B, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners II, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

CUSIP NO. 009066101	13 G	Page 21 of 24 Pages

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen*

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz*

*The Power of Attorney set forth in Exhibit 24.1 to the Initial Statement of Beneficial Ownership of Securities on Form 3, as amended, filed by such Reporting Person with the Securities and Exchange Commission on April 25, 2019 is incorporated herein by reference.

CUSIP NO. 009066101	13 G	Page 22 of 24 Pages

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	23

CUSIP NO. 009066101	13 G	Page 23 of 24 Pages

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of Airbnb, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 16, 2021

AH Annex Fund, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Andreessen Horowitz Fund II, L.P.
Andreessen Horowitz Fund II-A, L.P.
Andreessen Horowitz Fund II-B, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners II, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

CUSIP NO. 009066101	13 G	Page 24 of 24 Pages

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz